Exhibit 21


PRINCIPAL OPERATING SUBSIDIARIES AND AFFILIATES


THE BROOKLYN UNION GAS COMPANY
One MetroTech Center
Brooklyn, New York 11201

Robert B. Catell
Chairman and Chief Executive Officer
Craig G. Matthews
President and Chief Operating Officer

THE HOUSTON EXPLORATION COMPANY
1100 Louisiana, Suite 2000
Houston, Texas  77002

James G. Floyd
President and Chief Executive Officer

GAS ENERGY INC.
GAS ENERGY COGENERATION INC.
111 Livingston Street
Brooklyn, New York 11201

David S. Milne,Jr.
President and Chief Executive Officer

KEYSPAN ENERGY SERVICES INC.
300 First Stamford Place
Stamford, Connecticut  06902

Orlando M. Magnani
President

KEYSPAN ENERGY MANAGEMENT INC.
30 Jericho Executive Plaza
Center Wing
Jericho, New York  11753

Stephen E. Martin
President